                                                                      EXHIBIT 12


Pennsylvania Real Estate Investment Trust
Statement Regarding Calculation of Ratio of Earnings to Fixed Charges Dollars in thousands

                                                 Six Month Periods Ended           Fiscal Years Ended
                                                 ----------------------- ---------------------------------------    ----------
                                                  6/30/2002  6/30/2001   12/31/2001    12/31/2000     12/31/1999    12/31/1998
                                                 ----------  ---------   ----------    ----------     ----------    ----------
Earnings:

Net income                                         $ 8,169    $ 8,999      $19,789       $32,254        $20,739     $23,185

Fixed charges less capitalized interest             20,368     18,828       36,255        34,251         31,940      19,927

Minority interest                                      946      1,199        2,524         3,784          2,122       1,423

Gains on property sales                                 --     (2,107)      (2,107)      (10,298)        (1,763)     (3,043)
                                                   -----------------------------------------------------------------------------

Total earnings                                     $29,483    $26,919      $56,461       $59,991        $53,038     $41,494
                                                   =============================================================================
Fixed charges:

Interest expense                                   $13,453    $13,346      $24,963       $23,886        $22,212     $10,591

Capitalized interest                                   715      1,604        3,018         4,457          2,311       1,578

Unconsolidated properties' fixed charges             6,915      5,482       10,921        10,094          9,323       8,840

Amortization of cap. expenses                           --         --          371           271            405         498
                                                   -----------------------------------------------------------------------------

Total fixed charges                                $21,083    $20,432      $39,273       $38,708        $34,251     $21,507
                                                   =============================================================================

Ratio of earnings to fixed charges                    1.40       1.32         1.44          1.55           1.55        1.93
                                                   =============================================================================





                                [RESTUBBED TABLE]


                                                  Four Month    Fiscal
                                                 Period Ended  Year Ended
                                                  -----------   ---------
                                                   12/31/1997    8/31/1997
                                                   ----------    ---------
Earnings:

Net income                                         $ 5,962      $10,235

Fixed charges less capitalized interest              7,330       16,882

Minority interest                                      394          138

Gains on property sales                             (2,090)      (1,069)
                                                 ------------------------

Total earnings                                     $11,596      $26,186
                                                 ========================
Fixed charges:

Interest expense                                   $ 4,349      $ 9,086

Capitalized interest                                   247           --

Unconsolidated properties' fixed charges             2,727      $ 7,796

Amortization of cap. expenses                          254           --
                                                 -----------------------

Total fixed charges                                $ 7,577      $16,882
                                                 ========================

Ratio of earnings to fixed charges                    1.53         1.55
                                                 ========================